EXHIBIT 99.1

News Release:	April 29, 2013
Contact:	Connie Waks
206.340.2305 • cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Announces
First Quarter 2013 Unaudited Preliminary Financial Highlights

Seattle - Today, the Federal Home Loan Bank of Seattle (Seattle Bank) announced preliminary financial highlights for the three months ended March 31, 2013, reporting $15.7 million of net income, compared to $12.9 million for the same period in 2012.
Key drivers of the bank's first quarter 2013 operating results included:

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Higher net interest income. Net interest income for the first quarter of 2013 increased to $34.3 million from $23.2 million for the same period in 2012, primarily due to lower funding costs and changes in the bank's investment mix, as the bank has shifted a portion of its assets from short-term unsecured investments to higher-yielding longer-term secured investments. In addition, income from investments in first quarter 2013 was higher than for the same period in 2012 due to lower premium amortization on the bank's available-for-sale securities, a number of which matured in late 2012. While decreasing net interest income by $9.8 million for the three months ended March 31, 2012, the first quarter 2012 amortization was offset in non-interest income by a $10.1 million gain on the derivatives hedging those securities. Net interest income in first quarter 2013 was negatively affected by lower income from advances and mortgage loans, as compared to the same period in 2012.

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Lower gains on net derivatives and hedging activities. Gains on the bank's derivatives and hedging activities, which are recorded in non-interest income, declined to $611,000 for first quarter 2013, from $12.0 million for the same period in 2012. The decline was primarily due to the maturing of derivative contracts hedging some of the bank's available-for-sale investments.

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Lower credit-related losses on other-than-temporarily impaired, private-label mortgage-backed securities (MBS). The Seattle Bank recorded $342,000 of additional credit losses on its private-label MBS in the first quarter of 2013, compared with $1.3 million for the same period in 2012.

"We are pleased to report that the bank's financial performance continued to improve in the first quarter of 2013," said the bank's President and CEO Michael L. Wilson. " As improvement in the U.S. mortgage market increased the values of our MBS, our accumulated other comprehensive loss declined and our market value of equity to par value of capital stock increased to over 100%. We have also grown our retained earnings. Mindful of a slowly improving economy, we continue to carefully manage our business with a focus on delivering customized products and services to meet our members' specific funding needs.”

Other Financial Information

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Advances outstanding increased to $10.0 billion as of March 31, 2013, from $9.1 billion as of December 31, 2012, primarily due to increased advances with the bank's largest member. This member, Bank of America Oregon, N.A., notified the Seattle Bank in March 2013 that, as a result of a corporate restructuring, it would be withdrawing from membership in the Seattle Bank in April 2013.

•	Total assets increased to $36.6 billion as of March 31, 2013, from $35.4 billion as of December 31, 2012, due to increases in advances and investment balances.

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Accumulated other comprehensive loss improved to $123.2 million as of March 31, 2013, from $226.5 million as of December 31, 2012, primarily due to improvements in the fair values of the bank's other-than-temporarily impaired, available-for-sale securities.

•	The Seattle Bank repurchased $25.5 million of excess capital stock in first quarter 2013.

Unaudited Selected Financial Data ($ in thousands)

Selected Statements of Condition Data	As of March 31, 2013	As of December 31, 2012
Investments (1)	$25,441,918	$25,039,575
Advances	9,966,067	9,135,243
Mortgage loans held for portfolio, net	985,143	1,059,308
Total assets	36,564,243	35,420,617
Consolidated obligations, net	33,029,110	31,914,415
Total capital stock	1,508,257	1,572,267
Retained earnings	243,945	228,236
Accumulated other comprehensive loss	(123,237)	(226,468)
Total capital (2)	1,628,965	1,574,035

	For the Three Months Ended March 31,
Selected Statements of Income Data	2013	2012
Net interest income before (benefit)/provision for credit losses	$34,272	$23,248
(Benefit)/provision for credit losses	(41)	—
Net interest income	34,313	23,248
Non-interest income:
Other-than-temporary impairment credit loss	(342)	(1,324)
Derivatives and hedging activities	611	12,006
Other non-interest income (3)	433	(1,509)
Total other expense	17,561	18,059
Total assessments	1,745	1,436
Net income	$15,709	$12,926

Selected Performance Measures	As of March 31, 2013	As of December 31, 2012
Regulatory capital (4)	$2,977,030	$2,986,707
Risk-based capital surplus (5)	$1,556,532	$1,547,112
Regulatory capital-to-assets ratio	8.14%	8.43%
Regulatory leverage ratio	12.04%	12.45%
Market value of equity (MVE) to par value of capital stock (PVCS) ratio	100.15%	95.07%
Return on PVCS vs. one-month London Interbank Offered Rate (LIBOR):
Return on PVCS	2.31%	2.53%
Average annual one-month LIBOR rate	0.20%	0.24%
Core mission activity (CMA) assets to total assets (6)	34.06%	32.24%

(1)	Consists of securities purchased under agreements to resell, federal funds sold, available-for-sale securities, and held-to-maturity securities.
(2)	Excludes mandatorily redeemable capital stock, which totaled $1.2 billion as of March 31, 2013 and December 31, 2012.
(3)
Depending upon activity within the period, may include the following: gain on sale of available-for-sale securities, gain on sale of held-to-maturity securities, gain (loss) on financial instruments held under the fair value option, loss on early extinguishments of consolidated obligations, service fees, and other non-interest income.

(4)	Includes total capital and mandatorily redeemable capital stock.
(5)
Defined as the excess of the bank's risk-based capital requirement less permanent capital (which consists of Class B capital stock, including Class B capital stock classified as mandatorily redeemable, and retained earnings).

(6)	Defined as advances, letters of credit, acquired member assets (such as mortgage loans), and certain housing finance agency obligations as a percentage of total assets.

Consent Arrangement
The Seattle Bank continues to address the requirements of the Consent Order issued by the Federal Housing Finance Agency (Finance Agency), effective October 25, 2010 (collectively, with related understandings with the Finance Agency, the Consent Arrangement). The Consent Arrangement clarifies the steps the bank must take to stabilize its business, improve its capital classification, and return to normal operations, including redeeming and paying dividends on its capital stock.
The bank expects to file its first quarter 2013 quarterly report on Form 10-Q with the Securities and Exchange Commission on or around May 9, 2013.

About the Seattle Bank
The Seattle Bank is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. The Seattle Bank's funding and financial services enable its 335 member institutions to provide their customers with greater access to mortgages, commercial loans, and funding for affordable housing and economic development.

The Seattle Bank serves Alaska, Hawaii, Idaho, Montana, Oregon, Utah, Washington, and Wyoming, as well as the U.S. territories of American Samoa and Guam and the Commonwealth of the Northern Mariana Islands. Members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.
The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. The Federal Home Loan Banks commit 10 percent of their annual income to affordable housing and, together, represent one of the country's largest private sources of funding for affordable housing, as well as liquidity and funding for community financial institutions.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including preliminary highlights of financial statements and information as of and for the three months ended March 31, 2013. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual financial performance and condition, as well as other actions, including those relating to the Consent Arrangement, may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, finalization of the financial statements and information as of and for the three months ended March 31, 2013 and other activities and determinations in connection with Securities and Exchange Commission filings, changes in general economic and market conditions (including effects on, among other things, U.S. debt obligations and mortgage-related securities), demand for advances, changes in the bank's membership profile or the withdrawal of one or more large members, shifts in demand for our products and consolidated obligations, regulatory and legislative actions and approvals (including those of the Finance Agency), business and capital plan and policy adjustments and amendments, competitive pressure from other Federal Home Loan Banks and alternative funding sources, the Seattle Bank's ability to meet adequate capital levels, accounting adjustments or requirements (including changes in assumptions and estimates used in the bank's financial models), interest-rate volatility, changes in projected business volumes, the bank's ability to appropriately manage its cost of funds, the cost-effectiveness of the bank's funding, changes in the bank's management and Board of Directors, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's most recent annual report on Form 10-K. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.